Filed Pursuant to Rule 424(b)(3)

Registration No. 333-150655

PROSPECTUS SUPPLEMENT

(to prospectus dated September 12, 2011 and the prospectus supplements dated October 6, 2011, October 14, 2011, December 9, 2011, December 19, 2011, January 10, 2012, January 13, 2012, March 28, 2012, April 6, 2012, April 11, 2012, April 13, 2012, June 1, 2012 and June 4, 2012)

BIOMET, INC.

$775,000,000 10% Senior Notes due 2017

$775,000,000 10 3/8%/11 1/8% Senior Toggle Notes due 2017

$1,015,000,000 11 5/8% Senior Subordinated Notes due 2017

This prospectus supplement updates and supplements the prospectus dated September 12, 2011 and the prospectus supplements dated October 6, 2011, October 14, 2011, December 9, 2011, December 19, 2011, January 10, 2012, January 13, 2012, March 28, 2012, April 6, 2012, April 11, 2012, April 13, 2012, June 1, 2012 and June 4, 2012.

See the “Risk Factors” section beginning on page 5 of the prospectus and the “Risk Factors” section in our Quarterly Report on Form 10-Q filed with the SEC on January 13, 2012 and our Quarterly Report on Form 10-Q filed with the SEC on April 13, 2012, for a discussion of certain risks that you should consider before investing in the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus supplement and the accompanying prospectus have been prepared for and may be used by Goldman, Sachs & Co. and any affiliates of Goldman, Sachs & Co. in connection with offers and sales of the notes related to market-making transactions in the notes affected from time to time. Goldman, Sachs & Co. or its affiliates may act as principal or agent in such transactions, including as agent for the counterparty when acting as principal or as agent for both counterparties, and may receive compensation in the form of discounts and commissions, including from both counterparties, when it acts as agents for both. Such sales will be made at prevailing market prices at the time of sale, at prices related thereto or at negotiated prices. We will not receive any proceeds from such sales.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized any person to provide you with any information or represent anything about us or this offering that is not contained in this prospectus supplement and the accompanying prospectus. If given or made, any such other information or representation should not be relied upon as having been authorized by us. This prospectus supplement and the accompanying prospectus does not offer to sell nor ask for offers to buy any of the securities in any jurisdiction where it is unlawful, where the person making the offer is not qualified to do so, or to any person who cannot legally be offered the securities. You should not assume that the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate as of any date other than the date on the front cover of this prospectus supplement and the accompanying prospectus or the date of any document incorporated by reference herein.

The date of this prospectus supplement is June 5, 2012.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 1, 2012

LVB ACQUISITION, INC.

BIOMET, INC.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Delaware Indiana	000-54505 001-15601	26-0499682 35-1418342
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

56 East Bell Drive

Warsaw, Indiana 46582

(Address of Principal Executive Offices, Including Zip Code)

(574) 267-6639

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 1, 2012, Biomet, Inc. (the “Company”) and DePuy Orthopaedics, Inc. (“DePuy”) entered into Amendment No. 1 (the “Amendment No. 1”) to amend the Asset Purchase Agreement between the Company and DePuy dated as of April 2, 2012. Amendment No. 1, among other matters, clarifies the timing of the closings in various countries, includes additional pre-closing covenants of the Company and DePuy, and expands DePuy’s non-solicitation obligations to include employees of distributors.

The foregoing description of Amendment No. 1 is not complete and is qualified in its entirety by reference to the full text of such agreement, which is filed hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Amendment No. 1 dated June 1, 2012, between DePuy Orthopaedics, Inc. and Biomet, Inc., to the Asset Purchase Agreement, dated as of April 2, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

Date: June 5, 2012

LVB ACQUISITION, INC.

/s/ Daniel P. Florin
By:	Daniel P. Florin
Its:	Senior Vice President and Chief Financial Officer

BIOMET, INC.

/s/ Daniel P. Florin
By:	Daniel P. Florin
Its:	Senior Vice President and Chief Financial Officer

EXHIBITS

Exhibit No.	Description

10.1	Amendment No. 1 dated June 1, 2012, between DePuy Orthopaedics, Inc. and Biomet, Inc., to the Asset Purchase Agreement, dated as of April 2, 2012

Exhibit 10.1

EXECUTION VERSION

AMENDMENT NO. 1, dated as of June 1, 2012 (this “Amendment”), between DEPUY ORTHOPAEDICS, INC., an Indiana corporation (“Seller”), and BIOMET, INC., an Indiana corporation (“Buyer”), to the Asset Purchase Agreement, dated as of April 2, 2012 (the “Asset Purchase Agreement”), between Seller and Buyer.

WHEREAS, the parties to the Asset Purchase Agreement desire to amend the Asset Purchase Agreement in the manner set forth herein;

WHEREAS, the Asset Purchase Agreement may be amended, in accordance with Section 11.05 thereof, by an instrument in writing executed and delivered by each party thereto;

WHEREAS, the parties hereto agree that Seller is amending the Disclosure Letter (as defined in the Asset Purchase Agreement) with the amendment thereto dated as of the date hereof and delivered by Seller to Buyer prior to the execution and delivery of this Amendment by the parties hereto; and

NOW, THEREFORE, in consideration of the promises and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. Each capitalized term used and not defined in this Amendment shall have the meaning assigned to it in the Asset Purchase Agreement.

ARTICLE II

Amendments

SECTION 2.01. Amendment to Section 1.01(a) of the Asset Purchase Agreement. (a) The definition of “Country Unit” in Section 1.01(a) of the Asset Purchase Agreement is hereby amended by adding a new sentence at the end thereof as follows:

“For purposes of this Agreement and each Ancillary Agreement, the Country Unit of the United Kingdom shall exclude Northern Ireland, and the Country Unit of Ireland shall include Northern Ireland.”

(b) The definition of “Non-Principal Country Unit Closing” in Section 1.01(a) of the Asset Purchase Agreement is hereby amended by deleting the second sentence therein and replacing it with the following text:

“For the avoidance of doubt, (a) the closing of the purchase and sale of the Transferred IP and Transferred IP Agreements relating to each Non-Principal Country Unit shall occur at the Principal Closing and (b) the closing of the purchase and sale of the Product Registrations for all of the CE Mark Country Units and the Registration Information relating thereto shall occur at the Closing with respect to the last CE Mark Country Unit.”

(c) The definition of “Principal Country Units” in Section 1.01(a) of the Asset Purchase Agreement is hereby amended and restated to read in its entirety as follows:

“Principal Country Units” means Australia, Japan (other than the Japan MDM Transferred Assets), New Zealand, the Switzerland Manufacturing Unit, the United Kingdom and the United States of America, subject to Section 2.01(c).

(d) Section 1.01(a) of the Asset Purchase Agreement is hereby amended by adding the following definitions in the appropriate alphabetical order:

“CE Mark Country Units” means Austria, Belgium, Bulgaria, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Iceland, Ireland, Italy, Latvia, Lithuania, Luxembourg, the Netherlands, Norway, Poland, Portugal, Slovakia, Slovenia, Spain, Sweden, Switzerland and the United Kingdom.

“Specified Non-Principal Country Units” means the CE Mark Country Units (other than the United Kingdom and the Switzerland Manufacturing Unit), Russia, the Switzerland Non-Manufacturing Unit and South Africa.

“Switzerland Manufacturing Transferred Assets” means the Transferred Assets relating to the Girardet Facility.

“Switzerland Manufacturing Transferred Liabilities” means the Transferred Liabilities relating to the Girardet Facility.

“Switzerland Manufacturing Unit” means Switzerland (solely consisting of the Switzerland Manufacturing Transferred Assets and the Switzerland Manufacturing Transferred Liabilities).

“Switzerland Non-Manufacturing Unit” means Switzerland (other than the Switzerland Manufacturing Transferred Assets and the Switzerland Manufacturing Transferred Liabilities).

SECTION 2.02. Amendment to Section 2.01 of the Asset Purchase Agreement. Section 2.01 of the Asset Purchase Agreement is amended by:

(a) adding the following text at the end of the first sentence of clause (a) thereof:

“(it being understood that the Principal Closing shall take place on a Friday, unless otherwise required by the terms of the FTC Order)”

(b) deleting the first, second and third sentences of clause (b) thereof and replacing them with the following text:

“(1) The Non-Principal Country Unit Closing with respect to each Specified Non-Principal Country Unit will occur on the last day of the Distribution Period (as defined in the Transition Services Agreement) for such Specified Non-Principal Country Unit (or, if such day is not a business day, on the immediately preceding business day) and (2) the Non-Principal Country Unit Closing with respect to each other Non-Principal Country Unit will occur on the date that is 180 days after the Principal Closing Date (or, if such date is not a business day, on the immediately preceding business day), or, in the case of each of clauses (1) and (2), on such other date after the Principal Closing Date as the parties hereto shall mutually agree; provided that, in the case of any Non-Principal Country Unit Closing, if the conditions set forth in Section 5.03 with respect to such Non-Principal Country Unit Closing (excluding those conditions to be satisfied at such Non-Principal Country Unit Closing, but subject to the satisfaction or, to the extent permitted, waiver of such conditions at such Non-Principal Country Unit Closing) shall not have been satisfied or, to the extent permitted, waived by the date described in clause (1) or (2), as the case may be, for such Non-Principal Country Unit Closing, then the parties hereto shall hold such Non-Principal Country Unit Closing within five business days after all of the conditions set forth in Section 5.03 with respect to such Non-Principal Country Unit have been satisfied or, to the extent permitted, waived (excluding those conditions to be satisfied at such Non-Principal Country Unit Closing, but subject to the satisfaction or, to the extent permitted, waiver of such conditions at such Non-Principal Country Unit Closing) (such date, a “Non-Principal Country Unit Closing Date”) or on such other date as the parties hereto shall mutually agree.”

(c) adding at the end thereof a new clause (d) as follows:

“(d) Buyer and Seller acknowledge and agree that (i) the Switzerland Manufacturing Unit constitutes a Principal Country Unit and the Switzerland Non-Manufacturing Unit constitutes a Non-Principal Country Unit and, as a result, the closing of the purchase and sale and the assumption of the Transferred Assets and the Transferred Liabilities relating to the Switzerland Manufacturing Unit and the closing of the purchase and sale and the assumption of the Transferred Assets and the Transferred Liabilities relating to the Switzerland Non-Manufacturing Unit may take place on different Closing Dates and (ii) the Applicable Closing and Applicable Closing Date with respect to the Employees of the Business in Switzerland shall be deemed to be the Principal Closing and the Principal Closing Date, respectively.”

SECTION 2.03. Amendment to Section 2.02(a) of the Asset Purchase Agreement. Section 2.02(a) of the Asset Purchase Agreement is hereby amended by deleting the second sentence therein and replacing it with the following text:

“Notwithstanding anything to the contrary herein, (a) at the Principal Closing, Seller will, and will cause the Selling Affiliates to, sell, convey, assign and transfer to Buyer, and Buyer will purchase, acquire and accept, all of Seller’s and each Selling Affiliate’s right, title and interest in, to and under the Transferred IP and the Transferred IP Agreements and (b) none of the Product Registrations for any of the CE Mark Country Units or the Registration Information relating thereto shall be transferred to Buyer until the occurrence of the Closing with respect to the last CE Mark Country Unit, at which time Seller shall, and shall cause the Selling Affiliates to, sell, convey, assign and transfer to Buyer, and Buyer shall purchase, acquire and accept, all of Seller’s and each Selling Affiliate’s right, title and interest in, to and under the Product Registrations for all of the CE Mark Country Units and the Registration Information relating thereto.”

SECTION 2.04. Amendment to Section 2.02(c) of the Asset Purchase Agreement. Section 2.02(c) of the Asset Purchase Agreement is hereby amended by:

(a) deleting the text “(except in the case of the Assumed Liabilities in respect of the Transferred IP and the Transferred IP Agreements)” in the first sentence therein and replacing it with the text “(except in the case of the Assumed Liabilities in respect of the Transferred IP and the Transferred IP Agreements and the Assumed Liabilities in respect of the Product Registrations for the CE Mark Country Units and the Registration Information relating thereto)”.

(b) deleting the fourth sentence therein and replacing it with the following text:

“Notwithstanding anything to the contrary herein, (a) at the Principal Closing, Buyer shall assume the Assumed Liabilities in respect of the Transferred IP and the Transferred IP Agreements and shall agree to satisfy and discharge when due the liabilities and obligations of Seller (and its Affiliates) pursuant to such Assumed Liabilities, and after the Principal Closing, Buyer shall pay such Assumed Liabilities as and when such liabilities become due and (b) none of the Assumed Liabilities in respect of the Product Registrations for any of the CE Mark Country Units or the Registration Information relating thereto shall be assumed by Buyer until the occurrence of the Closing with respect to the last CE Mark Country Unit, at which time Buyer shall assume the Assumed Liabilities in respect of the Product Registrations for all of the CE Mark Country Units and the Registration Information relating thereto and shall agree to satisfy and discharge when due the liabilities and obligations of Seller (and its Affiliates) pursuant to such Assumed Liabilities, and after the Closing with respect to the last CE Mark Country Unit, Buyer shall pay such Assumed Liabilities as and when such liabilities become due.”

SECTION 2.05. Amendment to Section 6.01(a) of the Asset Purchase Agreement. Section 6.01(a) of the Asset Purchase Agreement is hereby amended by:

(a) deleting the text “and” at the end of clause (iv) thereof and replacing the text “.” with the text “; and” at the end of clause (v) thereof; and

(b) adding a new clause (vi) at the end thereof as follows:

“(vi) provide all support reasonably requested by Buyer or any of its Affiliates to allow Buyer or any of its Affiliates to participate in requests for tenders and tender-type offerings (including by providing Buyer or an Affiliate of Buyer, as applicable, with prompt notice of all requests for such tenders and tender-type offerings received by Seller or any Selling Affiliate or of which Seller or any Selling Affiliate otherwise becomes aware), whether public or private (including pursuant to extensions of existing tenders and tender-type Contracts) for orthopaedic trauma products.”

SECTION 2.06. Amendment to Section 6.03 of the Asset Purchase Agreement. Section 6.03 of the Asset Purchase Agreement is hereby amended by:

(a) adding a new sentence after the third sentence of clause (a) thereof as follows:

“To facilitate the consummation of the transactions contemplated hereby, promptly following June 1, 2012, each party hereto shall communicate in writing to its and its Affiliates’ orthopaedic trauma business country managers in each Country Unit the obligations of such party under this Agreement and the Ancillary Agreements.”

(b) adding at the end thereof new clauses (g), (h) and (i) as follows:

“(g) Subject to Section 2.02(c), until the time that Buyer or any of its Affiliates holds a given Product Registration (whether by means of a transfer or a new application) for any Country Unit, Buyer shall not, and shall cause its Affiliates not to, take any action that would be inconsistent with such Product Registration (or a renewal thereof), that would cause such Product Registration to cease to be in full force and effect or that would adversely affect the ability of Seller or any Selling Affiliate to transfer such Product Registration to Buyer. Buyer acknowledges that, pursuant to the foregoing sentence, Buyer and its Affiliates may be required to maintain the existing labeling (with any required supplements or modifications thereto) for one or more Products until such time as Buyer or any of its Affiliates is the holder of the Product Registrations therefor; provided, however, that, after the Closing with respect to any CE Mark Country Unit, Buyer shall be entitled to add to such labeling in such CE Mark Country Unit the words “Distributed by Biomet”.

(h) Seller shall, and shall cause each Selling Affiliate, as applicable, to, as soon as practicable and in no event later than ten business days prior to the Applicable Closing Date, with respect to each Country Unit, (i) provide Buyer with copies of all pricing and discounting data and information, which pricing and discounting data shall include all non-systems data and information, in electronic format (or if such data or information is not available in electronic format, physical copies of such data or information) in the possession or control of Seller or any of its Affiliates that relates to the sale or distribution of the Products in such Country Unit for the last two years, provided that Buyer shall not permit any of its sales, marketing or pricing personnel to access such data or information prior to the Applicable Closing, and (ii) deliver to Buyer copies of all master data in electronic format (or if such data is not available in electronic format, physical copies of such data) in the possession or control of Seller or any Selling Affiliate that relates to the operation of the Business in such Country Unit as and in a format mutually agreed upon by Buyer and Seller. For the avoidance of doubt, the delivery of any data, materials or information to Buyer by or on behalf of Seller or any Selling Affiliate pursuant to this Section 6.03(h) shall not be deemed to satisfy or in any way qualify or limit the obligation of Seller and the Seller Affiliates to deliver the Transferred Assets to Buyer at the Applicable Closing.

(i) Each of Buyer and Seller shall comply, and shall cause their respective applicable Affiliates to comply, with its obligations set forth in Section 6.03(i) of the Disclosure Letter.”

SECTION 2.07. Amendment to Section 7.02 of the Asset Purchase Agreement. Section 7.02 of the Asset Purchase Agreement is hereby amended by:

(a) amending and restating clause (a) thereof in its entirety as follows:

“(a) Seller covenants that, except as hereinafter set forth in paragraphs (b) and (c) below and as set forth on Section 7.02(a) of the Disclosure Letter, neither Seller nor any of its Affiliates shall use in any manner (i) any Trademark transferred to Buyer pursuant to this Agreement or (ii) any composite Trademark that contains words that constitute both a Seller Mark and a Trademark included in the Transferred IP or other Trademark of Buyer (including, solely by way of example, “DEPUY ACE”) (such Trademarks, “Composite Marks”), in the case of each of clauses (i) and (ii), in connection with an orthopaedic business. Seller shall not, and shall cause its Affiliates not to, apply for, renew, extend or otherwise continue to prosecute or maintain any Composite Marks, in each case, in connection with an orthopaedic business. For the avoidance of doubt, except as explicitly set forth in Sections 7.02(b) and (c) below, no rights are granted under and nothing shall limit or prejudice Buyer’s rights under Applicable Law with respect to the Trademarks included in the Transferred IP.”

(b) amending and restating clause (c) thereof in its entirety as follows:

“(c) As of the Principal Closing, Buyer hereby grants, and shall cause its Affiliates to grant, to Seller and its Affiliates worldwide, non-exclusive, royalty-free, fully paid-up license under the Transferred IP, for a period of two years following the date of this Agreement, to make, have made, use, sell, offer for sale, and import the PolyAx® polyaxial locking screws of quality consistent with that of the PolyAx® polyaxial locking screws manufactured and sold prior to the Principal Closing, solely for use by Seller and its Affiliates in connection with hip revision procedures. From and after the Principal Closing, Seller and its Affiliates shall have the right, but not the obligation, to maintain any Product Registration relating to the PolyAx® polyaxial locking screws.”

(c) adding at the end thereof a new clause (e) as follows:

“(e) As of the Principal Closing, Buyer hereby grants to Seller a worldwide, non-exclusive, royalty-free, fully paid-up transitional license to use the F.A.S.T. Guide® Trademarks and the E-PAK® Trademarks, each as reflected in the registrations set forth in Schedule 2.02(a)(vi)(A)(1) of the Disclosure Letter (collectively, the “Licensed-Back Marks”), solely to the extent that the Licensed-Back Marks appear on any Excluded Asset as of the date hereof (collectively, the “Retained Trademarked Items”) until the earlier of (i) the depletion of such Retained Trademarked Items or (ii) 12 months from the date of this Agreement (the “License Back Expiration Period”). When the License Back Expiration Period expires, Seller shall (A) delete, strike over, sticker over or otherwise remove or cover all references to the Licensed-Back Marks on all of the remaining Retained Trademarked Items (the “Retained Labeled Items”) (it being understood that Seller may take all actions with respect to the Retained Labeled Items following the expiration of the License Back Expiration Period until the depletion of such Retained Labeled Items as Seller was permitted to take with respect to the Retained Trademarked Items during the License Back Expiration Period) and (B) destroy and dispose of any remaining Retained Trademarked Items (other than Retained Labeled Items) then in Seller’s possession or returned to Seller after the License Back Expiration Period. Seller and its Affiliates hereby agree to indemnify Buyer and the other Buyer Indemnitees from and against any and all Damages incurred or suffered in connection with or resulting from, such permitted use of Retained Trademarked Items in this Section 7.02(e). Notwithstanding anything contained herein to the contrary, nothing in this Agreement shall restrict the use by Seller or any of its Affiliates of the E-PACK® Trademark in the field of sutures and ligating clips (including, solely by way of example, in connection with Ethicon, Inc.’s E-PACK® Suture products).”

SECTION 2.08. Amendment to Section 7.14 of the Asset Purchase Agreement. Section 7.14 of the Asset Purchase Agreement is hereby amended and restated in its entirety as follows:

SECTION 7.14. Employee Nonsolicitation. From the Principal Closing Date and until the 12 month anniversary thereof, Seller agrees that it shall not, and that it shall cause Synthes and its and Synthes’s respective subsidiaries not to, directly or indirectly, solicit for employment (including in any consulting capacity) in an orthopaedic trauma business any Transferred Employee. From the Applicable Closing Date and until the 12 month anniversary thereof, Seller agrees that it shall not, and that it shall cause Synthes and its and Synthes’s respective subsidiaries not to, directly or indirectly, solicit for employment (including in any consulting capacity) in an orthopaedic trauma business any employee of any distributor for Seller or any Selling Affiliate of the Products in a Specified Non-Principal Country Unit that becomes a distributor for Buyer or any of its Affiliates of the Products in such Specified Non-Principal Country Unit and who is employed as a sales representative for the Business in such Specified Non-Principal Country Unit. The non-solicitation restrictions of this paragraph shall not (a) apply to any general solicitations for employment, such as any newspaper or Internet help wanted advertisement, or any search firm engagement which, in any such case, is not directed or focused on personnel employed by Buyer or any of its Affiliates or (b) prohibit Seller, Synthes or any of its or Synthes’s respective subsidiaries from soliciting for employment or employing persons whose employment with Buyer or any of its Affiliates is terminated by Buyer or such Affiliate or whose employment with such distributor is terminated by such distributor prior to the solicitation for employment of such persons by Seller, Synthes or any of its or Synthes’s respective subsidiaries; provided that, from June 1, 2012 and until the 12 month anniversary of the Applicable Closing Date, Seller shall not, and shall cause its Affiliates not to, directly or indirectly, solicit, incentivize, induce, assist or take any other action to facilitate or encourage any such distributor to terminate the employment of any employee of such distributor who is employed as a sales representative for the Business in a Specified Non-Principal Country Unit.

SECTION 2.09. Amendment to Article VII of the Asset Purchase Agreement. Article VII of the Asset Purchase Agreement is hereby amended by adding at the end thereof a new Section 7.16 as follows:

“SECTION 7.16. Specified Non-Principal Country Units. (a) In the case of each Specified Non-Principal Country Unit, until the Closing with respect to such Specified Non-Principal Country Unit, Seller shall, and shall cause the Selling Affiliates to, hold separate the Business conducted in such Specified Non-Principal Country Unit from the orthopaedic trauma business of Synthes and its subsidiaries, including (i) holding separate the marketing, promotion and sales functions of the Business conducted in such Specified Non-Principal Country Unit from the marketing, promotion and sales functions of the orthopaedic trauma business of Synthes and its subsidiaries and (ii) not using, or permitting Synthes or any of its subsidiaries to use, any account information of the Business in the operation of the orthopaedic trauma business of Synthes and its subsidiaries. In furtherance and not in limitation of the foregoing sentence, in the case of each Specified Non-Principal Country Unit, until the Closing with respect to such Specified Non-Principal Country Unit, (A) Seller shall not, and shall cause its Affiliates (other than Synthes or any of its subsidiaries) not to, market, promote or sell the orthopaedic trauma products of Synthes and its subsidiaries in such Specified Non-Principal Country Unit and (B) Seller shall cause Synthes and its subsidiaries not to (1) market, promote or sell the Products in such Specified Non-Principal Country Unit or (2) directly or indirectly, solicit for employment (including in any consulting capacity) any employee of Seller or any Selling Affiliate or any of Seller’s or any Selling Affiliate’s distributors who is employed as a sales representative for the Business in such Specified Non-Principal Country Unit.

(b) The parties acknowledge and agree that, after the Principal Closing, Buyer and its Affiliates may, in consultation with Seller or the applicable Selling Affiliate and to the extent permitted by applicable Law, engage in marketing, promotional and sales activities (in a manner consistent with the Distribution Services) with respect to the Products and the Business on behalf of Seller or such Selling Affiliate, in any Specified Non-Principal Country Unit, including by soliciting customer orders and transmitting such customer orders to Seller or such Selling Affiliate for processing.

SECTION 2.10. Amendment to Section 2.03(b) of Exhibit F to the Asset Purchase Agreement. Section 2.03(b) of Exhibit F to the Asset Purchase Agreement is hereby amended by deleting the first sentence therein and replacing it with the following text:

“Seller shall have sole discretion and responsibility for setting the sales prices of Products (with respect to each Product, the “Sales Price”) to be sold pursuant to the Distribution Services to be provided until the Applicable Closing (including all related discounts, rebates, incentive payments, allowances and similar terms); provided that, in setting the Sales Prices, Seller shall follow its existing ordinary course pricing policies consistent with its past practice and, for each Product, may not set a Sales Price in excess of such Product’s historical sales price for fiscal year 2011 of the Business.”

SECTION 2.11. Amendment to Section 2.03(c) of Exhibit F to the Asset Purchase Agreement. Section 2.03(c) of Exhibit F to the Asset Purchase Agreement is hereby amended by deleting the text therein and replacing it with the following text:

“With respect to any Non-Principal Country Unit, risk of loss of any Inventory relating to such Non-Principal Country Unit and in the possession of Seller or any of its Affiliates will be for the account of Seller and Seller shall be financially responsible for the processing and disposition of damaged or unsaleable Inventory relating to such Non-Principal Country Unit, in each case, until the Applicable Closing.”

SECTION 2.12. Amendment to Section 2.07 of Exhibit F to the Asset Purchase Agreement. Section 2.07 of Exhibit F to the Asset Purchase Agreement is hereby amended by replacing the reference to “any Service” in the second sentence therein with a reference to “any Administrative Service”.

SECTION 2.13. Amendment to Section 3.02 of Exhibit F to the Asset Purchase Agreement. Section 3.02 of Exhibit F to the Asset Purchase Agreement is hereby amended by deleting the second sentence therein and replacing it with the following text:

“Except as otherwise agreed to by the parties hereto, Buyer may terminate (a) all Services with respect to any Country Unit, (b) any Service with respect to all Country Units (it being understood that the termination of any Service in all Country Units will also result in the termination of each Service that has the same group identification number on Exhibit A as such terminated Service) or (c) any Service with respect to the United States, in each case, at any time after the Applicable Closing, so long as Buyer shall have provided Seller written notice of such termination with respect to such Service within the time period set forth in Exhibit A; provided, however, that Buyer may terminate any Services with respect to the United States upon 30 days’ prior written notice.”

SECTION 2.14. Amendment to Section 3.05(a) of Exhibit F to the Asset Purchase Agreement. Section 3.05(a) of Exhibit F to the Asset Purchase Agreement is hereby amended by replacing the reference to “the Services” in the fourth sentence therein with a reference to “the Administrative Services”.

SECTION 2.15. Amendment to Exhibit B-2 to Exhibit F to the Asset Purchase Agreement. Section 1(b) of Exhibit B-2 to Exhibit F to the Asset Purchase Agreement is hereby amended by deleting the first sentence therein and replacing it with the following text:

“To the extent permitted by applicable Law, Distributor shall have sole discretion and responsibility for setting the sales prices of Products (with respect to each Product, the “Sales Price”) (including all related discounts, rebates, incentive payments, allowances and similar terms) and shall designate a representative for the Territory to be responsible for setting the Sales Prices of such Products; provided that, in setting the Sales Prices, Distributor shall follow its existing ordinary course pricing policies consistent with its past practice and, for each Product, may not set a Sales Price in excess of such Product’s historical sales price for fiscal year 2011 of the Business.”

SECTION 2.16. Amendment to Exhibit B-2 to Exhibit F to the Asset Purchase Agreement. Section 4 of Exhibit B-2 to Exhibit F to the Asset Purchase Agreement is hereby amended by deleting the third sentence therein.

SECTION 2.17. Amendment to Exhibit F to the Asset Purchase Agreement. Exhibit F to the Asset Purchase Agreement is hereby amended by adding as a new Exhibit D thereto, as follows:

“Exhibit D

TRANSFER PRICE

[Attach schedule set forth in Section 7.10(a)(4) of the Disclosure Letter]”

ARTICLE III

General Provisions

SECTION 3.01. Authorization. Each of Seller and Buyer hereby represents and warrants that it is authorized to enter into this Amendment and that this Amendment has been entered into in accordance with Section 11.05 of the Asset Purchase Agreement.

SECTION 3.02. Effectiveness. This Amendment shall become effective upon the execution and delivery of this Amendment by each of the parties hereto.

SECTION 3.03. Effect of Amendment. Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of the parties to the Asset Purchase Agreement, and shall not alter, modify or amend any of the terms, conditions, obligations, covenants or agreements contained in the Asset Purchase Agreement, all of which shall continue in full force and effect. This Amendment shall apply and be effective only with respect to the provisions of the Asset Purchase Agreement specifically referred to herein. After the date hereof, any reference to the Asset Purchase Agreement shall mean the Asset Purchase Agreement as modified hereby. For the avoidance of doubt, references to the Asset Purchase Agreement in this Section 3.03 shall include the Disclosure Letter and the Exhibits and Schedules attached thereto, as applicable, in each case, as amended.

SECTION 3.04. Miscellaneous. Article XI of the Asset Purchase Agreement shall apply mutatis mutandis to this Amendment.

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IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the date first above written.

DEPUY ORTHOPAEDICS, INC.,

By	/s/ Andrew Ekdahl

Name: Andrew Ekdahl
Title: President

BIOMET, INC.,

By	/s/ Daniel P. Hann

Name: Daniel P. Hann
Title: Senior Vice President – Business Development

[Signature Page to Amendment No. 1 to the Asset Purchase Agreement]